Exhibit 99.1

RCLC, INC. (f/k/a RONSON CORPORATION)
ANNOUNCES AGREEMENT FOR THE SALE OF ITS AVIATION BUSINESS

Woodbridge, N.J., October 4, 2010 – RCLC, Inc. (f/k/a Ronson Corporation) (the “Company”) (OTC: RONC.PK) announced today that on September 30, 2010, the Company entered into an Amended and Restated Asset Purchase Agreement (the “Amended Asset Purchase Agreement”) with Ronson Aviation, Inc. (“Ronson Aviation”), the Company’s wholly-owned subsidiary, and Trenton Aviation, LLC, a wholly-owned subsidiary of Ross Aviation, LLC ( “Trenton Aviation”) for the sale of substantially all of the assets of the Company’s aviation business (other than specified assets including cash and cash equivalents and accounts receivable).  The Amended Asset Purchase Agreement modified the Asset Purchase Agreement previously entered into among the parties to reflect that Trenton Aviation was the successful bidder at the auction held by the bankruptcy court on September 27, 2010 and to reflect the increase in the cash portion of the purchase price from $9.4 million to $10.7 million.  The Amended Asset Purchase Agreement provides for a purchase price of $10.7 million in cash, $0.25 million of which would be held in escrow for a period of three (3) years following the Company’s compliance with the Industrial Site Recovery Act (“ISRA”) and the closure of an underground storage tank case in accordance with the requirements of the Amended Asset Purchase Agreement, and $0.25 million of which would be held in a remediation trust fund in accordance with ISRA pending the Company’s compliance with ISRA.  In addition, Trenton Aviation will assume, in the aggregate, up to $310,000 in Cure Amounts under assumed Ronson Aviation contracts and ordinary course trade payables, as well as honor up to $82,000 in unused vacation, time-off or sick leave of Ronson Aviation employees hired by Trenton Aviation.  Consummation of the transaction is subject to, among other things, approval by Mercer County, New Jersey of the assignment of its lease agreement with the Company for property located at Trenton Mercer Airport to Trenton Aviation, as well as other customary closing conditions.  On September 30, 2010, the sale was also approved by the Bankruptcy Court.  The closing on the transaction is expected on or about October 15, 2010.

Forward-Looking Statements:

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty.  Forward-looking statements are based on current expectation of future events.  The Company cannot ensure that any forward-looking statements will be accurate.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated.  Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties.  The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:

DARYL K. HOLCOMB

(732) 877-1788